Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

September 8, 2008

YRC Worldwide Accelerates Integration Strategy

—    Actions Taken to Improve Revenue Growth and Operating Income

—    Third Quarter Earnings Guidance Revised

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it is accelerating its integration strategy, focusing on the corporation’s two largest operating subsidiaries, Yellow Transportation and Roadway. Since acquiring Roadway, the company has reduced duplicate back-office functions, shared technology applications, formed common management teams and, most recently, combined corporate sales.

With today’s announcement, the companies are taking steps to bring together the local sales teams and offer a comprehensive portfolio of services through one operating network. The Yellow Transportation and Roadway brands will remain in the marketplace represented by a combined sales force of over 1,000 account executives. The integration will occur in phases to ensure service continuity to customers and provide a seamless transition to employees. By operating one national network, the company expects to significantly increase its network density resulting in lower fixed costs and enhanced service performance to its customers. The effort is expected to extend through 2009 with a run-rate annual operating income improvement in excess of $200 million.

“Given the positive customer response from our recent combination of the corporate sales teams and the increasingly dynamic operating environment, we believe now is the right time to take such significant action,” stated Bill Zollars, Chairman, President and CEO. “The economic downturn has created the capacity in our networks needed to effectively integrate our operations, while improving service reliability and speed. By offering a comprehensive service portfolio through one unified network, we can more effectively serve our customers and simplify their experience.”

When asked about the impact on employees, Mike Smid, President and CEO of YRC North American Transportation, said, “Our employees understand the challenges of the marketplace and are excited to improve the way we do business. From our drivers to account executives, every employee will play a key part in continuing to provide our customers exceptional service and enhance our growth.”

Earnings Guidance

The company expects to report a solid profit in the third quarter 2008 due to the curtailment gain of approximately $.70 per share related to the harmonization of its retirement plans for nonunion employees. However, as a result of the further weakness in the economy and some early investments in the integration of the national networks, the company now expects a slight loss from core operations in the third quarter. The company also expects to incur reorganization costs of about $.06 to $.08 per share primarily related to employee severance.

YRC Worldwide expects to remain in full compliance with all terms of its credit agreement and to have borrowing capacity in excess of $600 million.

“The economy has softened further impacting both volume levels and pricing across our operating companies,” said Zollars. “After a solid second quarter, the third quarter started slowly and has progressively weakened. Our earnings have also been impacted by early investments in combining our national companies.” Zollars continued by saying, “We do not see signs of the economy improving in the near term, but as we merge Yellow and Roadway, we expect operating results to show meaningful improvement.”

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expect” and similar expressions are intended to identify forward-looking statements.

The company’s actual future results and earnings per share could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company’s expectations regarding its operating income improvement due to the integration of Yellow Transportation and Roadway and the timing of achieving that improvement could differ materially from those projected in such forward-looking statements based on a number of factors, including (among others) the factors identified in the immediately preceding paragraph, the ability to identify and implement cost reductions in the time frame needed to achieve these expectations, the success of the company’s operating plans, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, the accuracy of the company’s estimates of its spending requirements, the occurrence of any unanticipated acquisition opportunities, changes in the company’s strategic direction and the need to replace any unanticipated losses in capital assets.

The company’s expectation regarding its compliance with the company’s credit agreement is only the company’s expectation regarding such compliance. The ability of the company to comply with the terms of its credit agreement could be affected by a number of factors, including (among others) the factors identified in the two preceding paragraphs, the timing of the company’s cash receipts and expenditures and the lack of any unanticipated liabilities maturing, contingent or otherwise.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 60,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com